Exhibit 99.1

FIRST AMENDMENT TO AGREEMENT OF SEPARATION, WAIVER, AND RELEASE AGREEMENT EXECUTED DECEMBER 4, 2012

This First Amendment (“Amendment”) to the Agreement of Separation, Waiver, and Release Agreement executed December 4, 2012 (“Agreement”) is entered into between/among Joseph Lancia (“Lancia”) and Scio Diamond Technology Corporation (the “Company” or “SCIO”).

WHEREAS, Lancia and SCIO (the “Parties”) executed an agreement of separation, waiver, and release on December 4, 2012; and

WHEREAS, this document amends the agreement of separation, waiver, and release executed on December 4, 2012.

NOW, THEREFORE, the December 4, 2012 Agreement is amended as follows:

1.          The Parties enter in a mutual release of all claims, known and unknown, related to Lancia’s employment, possession of diamonds and stones, and severance from the Company.

2.          Lancia acknowledges the severance amount paid to date ($101,838.00) serves as consideration for the Agreement and this Amendment, and that any amounts received by Lancia represent valuable consideration for the Agreement and this Amendment.

3.          Lancia agrees to provide statements as to the possession of various company property as described below.

4.          No additional consideration or payment will be owed by SCIO to Lancia under either this Amendment or the original Agreement. The amount paid by SCIO to Lancia to date is considered fulfillment of all any and all amounts in the Agreement or any other agreement between SCIO and Lancia.

5.          Lancia will provide a written statement confirming his return of all Company property in his possession, including all diamonds and all polished and unpolished stones prior to the execution of this agreement.

6.          Lancia will affirm in writing that any diamonds or stones in his possession were obtained as a part of the conditions of his prior employment with SCIO prior to the execution of this agreement.

7.          Lancia will provide a written statement as to his knowledge of the location of any other stone not registered in the Company inventory during his employment with SCIO prior to the execution of this agreement.

8.          Other than the foregoing Amendment as to the amount of severance payment (i.e., that all consideration has been paid to Lancia under the Agreement and this Amendment) and the affirmative statement of Lancia, the Parties agree that all other provisions of the Agreement remain in force and effect, and that this Amendment is not intended to alter the Agreement in any way other than as specifically referenced herein:

9.          Specifically, this Amendment does not alter or amend the Parties agreements regarding the stock in the possession of Mr. Lancia.

10.         SCIO will take all reasonable actions necessary to facilitate the legal transfer or sale of SCIO common stock owned by Mr. Lancia pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Such actions may include providing SCIO’s transfer agent with opinions or certifications regarding SCIO as may be reasonably necessary to comply with the requirements of Rule 144.

IN WITNESS WHEREOF, the aforesaid Parties, intending to be legally bound, hereby have executed this First Amendment to Agreement of Separation, Waiver, and Release Agreement.

Scio Diamond Technology Corporation		Joseph Lancia

By:	/s/ Gerald McGuire	By:	/s/ Joseph Lancia
Name: Gerald McGuire
	Title: Chief Executive Officer	Date:	8/4/2015
Date:	8/7/2015